                                                                   EXHIBIT 10.21

                           HEALTH FITNESS CORPORATION

                       DIRECTOR COMPENSATION ARRANGEMENTS
                             AS OF DECEMBER 8, 2003

Effective December 8, 2003, the compensation plan for directors who are not employees of Health Fitness Corporation was determined to be as follows:

      1. Upon first election to the Board of Directors, each non-employee director receives a fully-vested grant of 20,000 shares of Common Stock.

      2. Each non-employee director receives a monthly cash retainer of $416.67 payable quarterly at a rate of $1,125.

      3. The Chairperson will receive a cash payment of $1,300 and each non-employee director will receive a cash payment of $1,000 for attending each regular and special board meeting. Telephonic board meetings, or a director's telephonic attendance at a board meeting, will be compensated at 75% of the full payment.

      4. Committee Chairpersons will receive a cash payment of $650 and non-employee Committee Members will receive a cash payment of $500 for attending each regular and special committee meeting up to the following annual limit: Compensation Committee up to four meetings; Audit Committee up to eight meetings; Finance Committee up to eight meetings. Telephonic committee meetings, or a director's telephonic attendance at a committee meeting, will be compensated at 75% of the full payment.

      5. Upon first election to the Board of Directors and annually thereafter, each non-employee director will receive a six-year fully vested option to purchase 15,000 shares of Common Stock. The option will have an exercise price equal to the fair market value of the Common Stock on the date of grant.